July 29, 2025

Tony Hou
Chief Financial Officer
Sea Limited
1 Fusionopolis Place, #17-10, Galaxis
Singapore 138522

       Re: Sea Limited
           Form 20-F for Fiscal Year Ended December 31, 2024
           File No. 001-38237
Dear Tony Hou:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services